UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement

On September 3, 2020, Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of Jaguar Health, Inc. (the “Company”), entered into a manufacturing and supply agreement (the “Agreement”) with Glenmark Life Sciences Limited (“Glenmark”), pursuant to which Glenmark will continue to serve as Napo’s manufacturer of crofelemer for use in Mytesi®, the Company and Napo’s human prescription drug product approved by the U.S. Food and Drug Administration, and for other crofelemer-based products manufactured by Napo or its affiliates for human or animal use. The term of the Agreement is approximately 2.5 years (i.e., until March 31, 2023) and may be extended for successive two-year renewal terms upon mutual agreement between the parties thereto. Pursuant to the terms of the Agreement, Glenmark will supply crofelemer to Napo and its affiliates. The Agreement contains provisions regarding the rights and responsibilities of the parties with respect to manufacturing specifications, forecasting and ordering, delivery arrangements, payment terms, confidentiality and indemnification, as well as other customary provisions.

Either party may terminate the Agreement for any reason with 12 months prior written notice to the other party. In addition, either party may terminate the Agreement upon written notice as a result of a material breach of the Agreement that remains uncured for a period of 90 days. Either party may also terminate the Agreement immediately upon written notice in the event that the other party (i) files a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receive or trustee of such other party or its assets, (ii) is served with an involuntary petition against such other party, filed in any insolvency proceeding, which is not dismissed within 60 days after such filing, (iii) proposes to be a party to any dissolution or liquidation, (iv) makes an assignment for the benefit of its creditors or (v) admits in writing its inability to pay its debts as they fall due in the general course. Napo may terminate the Agreement (x) immediately upon notice to Glenmark in the event regulatory authorities cause the withdrawal of crofelemer or any crofelemer-based product from the market for safety and/or non-compliance reasons or (y) upon 30 days’ notice to Glenmark upon chronic failure to supply crofelemer in accordance with the terms of the Agreement. Glenmark may terminate the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal period ending September 30, 2020, with confidential portions redacted.

Item 5.03   Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 4, 2020, the Company filed a certificate with the Secretary of State of Delaware (the “Certificate of Retirement”) effecting the retirement and cancellation of the Company’s Series A Convertible Participating Preferred Stock, Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (collectively, the “Retired Preferred Stock”) to eliminate from its Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) all references to the Retired Preferred Stock, including, without limitation, the Certificate of Designation governing each class of Retired Preferred Stock. No shares of Series A Convertible Participating Preferred Stock, Series B Convertible Preferred Stock or Series B-2 Convertible Preferred Stock are currently outstanding.

Pursuant to Section 243(b) of the Delaware General Corporation Law, the General Corporation Law of the State of Delaware, once the Certificate of Retirement became effective, it had the effect of amending the Certificate of Incorporation to eliminate all references to the Retired Preferred Stock. The Certificate of Retirement also (i) reduced the total authorized number of shares of the capital stock of the Company by 5,524,926 shares and (iii) reduced the total authorized number of shares of preferred stock of the Company by 5,524,926 shares, such that the total number of authorized shares of preferred stock of the Company is 4,475,074. A copy of the Certificate of Retirement is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
3.1	Certificate of Retirement of Series A Convertible Participating Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock of Jaguar Health, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	President and Chief Executive Officer

Date: September 9, 2020

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